Exhibit 3.25
ARTICLES OF INCORPORATION
OF
CHEC INDUSTRIAL LOAN CORPORATION
     The undersigned, being a natural person of at least eighteen years of age, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of incorporating a corporation for profit pursuant to Chapter 302A, Minnesota Statutes.
          FIRST: The name of the corporation (hereinafter called the “corporation”) is:
CHEC Industrial Loan Corporation.
          SECOND: The address of the initial registered office of the corporation in the State of Minnesota is c/o Corporation Service Company, Multifoods Tower, 33, South Sixth Street, Minneapolis 55402, and the name of the initial registered agent of the corporation at that address is Corporation Service Company. The said initial registered office is located in the County of Hennepin.
          THIRD: The aggregate number of shares that the corporation has authority to issue is 100, all of which are of a par value of $1.00 dollar each and are of the same class and series and are Common shares.
          FOURTH: The name and the address of the incorporator are as follows,

NAME	ADDRESS
Kathleen B. McCamey	2728 N. Harwood, Dallas, Texas 75201
          FIFTH: The duration of the corporation shall be perpetual.
          SIXTH: The corporation has general business purposes.
To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations incorporated under Chapter 302A, Minnesota Statutes.
          SEVENTH: No shareholder entitled to vote in the election of directors shall be entitled as of right to cumulative voting in any such election.
          EIGHTH: Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

          NINTH: The corporation shall, to the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Chapter from and against any and all of the expenses, liabilities, or other mutters referred to in or covered by said Chapter.
          TENTH: No holder of the shares of any class of the corporation shall be entitled to preemptive rights.
Signed on September 18, 2000.
I certify that I am authorized to execute this document and I further certify that I understand that by signing this document, I am subject to the penalties of perjury as set forth in Section 609.48, Minnesota Statutes, as if I had signed this document under oath.

/s/ Kathleen B. McCamey
Kathleen B. McCamey, Incorporator

MINNESOTA SECRETARY OF STATE
AMENDMENT OF ARTICLES OF INCORPORATION
READ INSTRUCTIONS LISTED BELOW, BEFORE COMPLETING THIS FORM.
1.	Type or print in black ink.

2.	There is a $35.00 fee payable to the Secretary of State for filing this “Amendment of Articles of Incorporation”.

3.	Return Completed Amendment Form and Fee to the address supplied on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)
     CHEC INDUSTRIAL LOAN CORPORATION

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.
The following amendment(s) to articles regulating the above corporation were adopted: (insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form ___.)
ARTICLE THIRD
The aggregate number of shares that the corporation has the authority to issue is fifty thousand (50,000), all of which are of a par value of $1.00 each and are of the same class and series and are Common shares.
This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

/s/ Kathleen B. McCamey
(Signature of Authorized Person)

Name and telephone number of contact person:	Kathleen McCamey Please print legibly	(214) 981-6524
All of the information on this form is public and required in order to process this filing. Failure to provide the requested information will prevent the Office from approving or further processing this filing.
If you have any questions please contact the Secretary of State’s office at (651) 296-2803.

RETURN TO:	Secretary of State
180 State Office Bldg., 100 Constitution Ave.
St. Paul, MN 55155-1299, (651)296-2803.

MINNESOTA SECRETARY OF STATE
AMENDMENT OF ARTICLES OF INCORPORATION
READ INSTRUCTIONS LISTED BELOW, BEFORE COMPLETING THIS FORM.
1. Type or print in black Ink.
2. There is a $36.00 fee payable to the Secretary of State for filing this “Amendment of Articles of Incorporation.”
3. Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)
CHEC Industrial Loan Corporation

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

07/12/2006 Format (mm/dd/yyyy)
The following amendment(s) to articles regulating the above corporation were adopted: (insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form ___)
ARTICLE I
The name of the corporation has changed to Nationstar Industrial Loan Corporation.
This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as If I had signed this amendment under oath.

/s/ Anthony H. Barone
(Signature of Authorized Person)

Name and telephone number of contact person:	Andrew Cline Please print legibly	(214) 758-7756
If you have any questions please contact the Secretary of State’s office at (651) 296-2803.

RETURN TO:	Secretary of State, Business Services Division
180 State Office Bldg., 100 Rev. Dr. Martin Luther King Jr. Blvd
St. Paul, MN 55155-1299, (651)296-2803
Make Check Payable to the “Secretary of State” Your cancelled Check is your receipt.
All of the information on this form is public and required in order to process this filing. Failure to provide the requested Information will prevent the Office from approving or further processing this filing.
The Secretary of State’s Office does not discriminate on the basis of race, creed, color, sex, sexual orientation, national origin, age, marital status, disability, religion, reliance on public assistance, or political opinions or affiliations in employment or the provision of services. This document can be made available in alternative formats, such as large print, Braille or audio tape, by calling (651)296-2803/Voice. For TTY communication, contact the Minnesota Relay Service at 1-800-627- 3529 and ask them to place a call to (651)296-2803.